Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTORS:
Michel P. Salbaing Senior Vice President & CFO
Cenveo, Inc.
303-790-8023
michel.salbaing@cenveo.com

MEDIA:
Kathy Hedin
Director of Communications
Cenveo, Inc.
303-566-7494
Abernathy MacGregor
Rhonda Barnat/Mike Pascale
212-371-5999

CENVEO NAMES CEO JAMES R. MALONE CHAIRMAN;

WILL SEEK ADDITIONAL INDEPENDENT DIRECTORS

ENGLEWOOD, Colo. -- August 29, 2005 -- Cenveo™, Inc. (NYSE: CVO) today announced that James R. Malone, who was named CEO of the company in June, has been named to the additional position of Chairman of the company’s board of directors, effective immediately.

Susan Rheney, who had served as interim Chairman for 8 months and helped guide Cenveo through its search for a new CEO, will leave the board effective August 31, 2005.

Cenveo also announced that it is seeking additional independent directors. Cenveo’s board said it is interested in appointing individuals to the board who will provide additional viewpoints in the boardroom, and emphasized that it welcomes dialogue with its stockholders in its director search.

“As the entire board anticipated, Jim Malone has hit the ground running as Cenveo’s CEO. The positive changes that Jim has introduced in Cenveo’s business, and the leadership he has provided to the company since being named CEO have been tremendous and are already yielding significant results. We are delighted with his success and the direction he is providing for Cenveo,” said Susan Rheney. “The board is unanimous in its conviction that consolidating leadership of the company and the board under Jim’s direction is the right choice for Cenveo as it moves forward to aggressively pursue its business plan.”

“I look forward to continuing to lead the company towards fulfilling its enormous financial and performance potential for the benefit of our shareholders, customers, suppliers and employees,” said Jim Malone. “I thank Susan for her service as interim Chairman during a difficult period for Cenveo, thank the board of directors for their trust in me, and pledge to do my utmost to continue to earn the confidence of all shareholders of Cenveo as we carry out our program to rebuild the company.”

In addition, Cenveo announced that the board would appoint an independent lead director.

About Jim Malone

Mr. Malone led the restructuring team at InaCom Corporation, a $5 billion public company with over 10,000 employees that was a leading single-source provider of information technology products and service to Fortune 1000 companies. In addition, Mr. Malone’s successful career includes CEO positions with Anchor Glass Container

Corporation, a leading glass container manufacturer; Grimes Aerospace, a global provider of integrated avionics, engines, systems and service solutions for the airlines industry; and Purolator Products Company. Under Mr. Malone’s leadership, Purolator’s market capitalization grew from $12 million to $350 million.

Mr. Malone is a graduate of Indiana University in Bloomington, Indiana. He currently serves on the boards of AmSouth Bancorporation (NYSE) in Birmingham, AL, Ametek, Inc. (NYSE) in Paoli, PA and Brown Jordan International, Inc. in Pompano Beach, FL.

About Cenveo

Cenveo, Inc. (NYSE:CVO), www.cenveo.com, is one of North America’s leading providers of visual communications with one-stop services from design through fulfillment. The Company is uniquely positioned to serve both direct customers through its commercial segment, and distributors and resellers of printed office products through its Quality Park resale segment. The company’s broad portfolio of services and products include e-services, envelopes, offset and digital printing, labels and business documents. Cenveo currently has approximately 10, 000 employees and more than 80 production locations plus five advanced fulfillment and distribution centers throughout North America. In 2004 and 2005, Cenveo was voted among Fortune Magazine’s Most Admired Companies in the printing and publishing category and has consistently earned one of the highest Corporate Governance Quotients by Institutional Shareholder Services. The company is headquartered in Englewood, Colorado.

Cenveo and Vision Delivered are either trademarks or registered trademarks of Cenveo, Inc.

Important Information

On August 5, 2005, Cenveo, Inc. filed with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A in connection with a special meeting of its shareholders. Cenveo’s shareholders are strongly encouraged to read carefully the definitive proxy statement, because it contains important information.

Free copies of the definitive proxy statement are available at the SEC’s web site at www.sec.gov, at the Cenveo’s web site at www.cenveo.com, or by directing requests to Cenveo’s proxy solicitor, Innisfree M&A Incorporated, toll free at 1-888 750-5834.

Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) general economic, business and labor conditions, (2) the ability to implement the company’s strategic initiatives, (3) the ability to regain profitability after substantial losses in 2004 and the first six months of 2005, (4) the majority of company’s sales are not subject to long-term contracts, (5) the impact of a new CEO and changes in management and strategic direction that may be made, (6) the impact of a special shareholders’ meeting to be held September 14, 2005 called by a dissident shareholder group to replace the current board of directors, (7) the ability to effectively execute cost reduction programs and management reorganizations, (8) the industry is extremely competitive due to over capacity, (9) the impact of the Internet and other electronic media on the demand for envelopes and printed material, (10) postage rates and other changes in the direct mail industry, (11) environmental laws may affect the company’s business, (12) the ability to retain key management personnel, (13) compliance with recently enacted and proposed changes in laws and regulations affecting public companies could be burdensome and expensive, (14) the ability to successfully identify, manage and integrate possible future acquisitions, (15) dependence on suppliers and the costs of paper and other raw materials and the ability to pass paper price increases onto customers, (16) the ability to meet customer demand for additional value-added products and services, (17) changes in interest rates and currency exchange rates of the Canadian dollar, (18) the ability to manage operating expenses, (19) the risk that a decline in business volume or profitability could result in a further impairment of goodwill, and (20) the ability to timely or adequately respond to technological changes in the company’s industry.

These risks and uncertainties are also set forth under Management’s Discussion and Analysis of Results of Operations and Financial Condition in the Cenveo, Inc. Annual Report for the fiscal year ended December 31,

2004, and in the company’s other SEC filings. A copy of the annual report is available on the company’s website at http://www.cenveo.com.